UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 15, 2007
Date of Report (Date of earliest event reported)

Reed’s, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32501	95-4348325
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

13000 South Spring Street, Los Angeles, California 90061
(Address of principal executive offices)
(Zip Code)

(310) 217-9400
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02    UNREGISTERED SALES OF EQUITY SECURITIES

From May 25, 2007 through June 15, 2007, Reed’s, Inc. completed a private placement to accredited investors only, on subscriptions for the sale of 1,500,000 shares of common stock and warrants to purchase up to 745,995 shares of common stock, resulting in an aggregate of $9,000,000 of gross proceeds to the Company. The Company sold the shares at a purchase price of $6.00 per share. As reported in a Current Report on Form 8-K filed on June 4, 2007 by the Company relating to the private placement, the Company received aggregate gross proceeds of approximately $4,671,000 between May 25, 2007 and June 1, 2007. In addition, the Company received aggregate gross proceeds of approximately $4,329,000 on June 15, 2007 in connection with the private placement. The warrants issued in the private placement have a five-year term and an exercise price of $7.50 per share. The Company has agreed to file a registration statement to cover the shares issued in the private placement and issuable upon exercise of the warrants.

The Company has agreed to pay cash commissions to the placement agent for the private placement in amount equal to 10% of the gross proceeds of the private placement and to issue warrants to the placement agent to purchase a number of shares equal to 10% of the shares sold in the private placement, excluding shares issuable upon exercise of any the warrants issued in the private placement. The Company also agreed to issue additional warrants to purchase up to 15,000 shares of common stock to the placement agent as part of an investment banking fee.

The Company believes the securities were issued in reliance from exemptions from registration pursuant to Section 4(2) or Regulation D under the Securities Act.

On June 19, 2007, Reed’s, Inc. issued a press release regarding the sale of securities in the private placement. A copy of the press release is attached as Exhibit 99.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits

Exhibit 99  Press release dated June 19, 2007, issued by Reed’s, Inc. regarding private placement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REED’S, INC.

Dated: June 19, 2007	By:	/s/ Christopher J. Reed
Christopher J. Reed
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99	Press release dated June 19, 2007, issued by Reed’s, Inc. regarding private placement.